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EXHIBIT 99.2

CONTACTS:

MEDIA RELATIONS
John C. Millen
VP Communications                   NEWS RELEASE              [NATIONWIDE LOGO]
(614) 249-6348

INVESTOR RELATIONS
Kevin O'Brien
VP Investor Relations
(614) 677-5331

SEPTEMBER 17, 2002                                        FOR IMMEDIATE RELEASE


        ROBERT A. ROSHOLT JOINS NATIONWIDE AS EVP FINANCE AND INVESTMENTS


COLUMBUS, OH--Nationwide Mutual Insurance Company today announced that Robert A. Rosholt has been elected Executive Vice President for Finance and Investments, reporting to Nationwide Chief Executive Officer W. G. Jurgensen.

"Bob Rosholt brings to Nationwide the talent, experience and focus to play a key leadership role in aligning and enhancing our enterprise's financial and capital management capabilities," Jurgensen said.

With broad experience in the financial services industry, Rosholt is well suited to lead the Offices of Finance and Investments at Nationwide. He comes to Nationwide from Chicago-based Aon, where he serves as Executive Vice President and Chief of Operations of the Aon's risk services unit.

In that role, Rosholt has responsibility for Aon's corporate e-business initiatives, corporate communications, strategic sourcing, and procurement in the U.S. In addition, Rosholt has oversight duties for central services, including customer service business units, finance, human resources and information technology for Aon's U.S. risk services group.

Rosholt also previously served as Chief Financial Officer at First Chicago Corporation and its successor companies, including Bank One, where he had, among other responsibilities, oversight for capital asset liability management as well as proprietary investment activities. Rosholt is on the boards of directors of the Chicago Board of Options Exchange and the Bank Administration Institute, among others.

Nationwide, one of the country's largest insurance and financial services organizations, offers a broad range of personal and commercial insurance, retirement-savings and asset-management products. Nationwide is ranked No. 136 on the Fortune 500 and includes the country's seventh-largest property/casualty insurance group and the seventh-largest life insurance company based on assets. Its Web site is www.nationwide.com.

                                      * * *

Insurance - Financial Services - On Your Side             One Nationwide Plaza
                                                       Columbus, OH 43215-2220
                                                            www.nationwide.com